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                                August 4, 1997


Yahoo! Inc.
3400 Central Expressway, Suite 201
Santa Clara, CA 95051

     REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about August 4, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 280,131 shares of your Common Stock (the "Shares"), to be sold by certain shareholders listed in the Registration Statement (the "Selling Shareholders"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares by the Selling Shareholders in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution."

     It is our opinion that the Shares, when sold by the Selling Shareholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                   Sincerely,

                                   VENTURE LAW GROUP
                                   A Professional Corporation


                                   /s/ VENTURE LAW GROUP